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                                                                     Exhibit 4.1

                              EVERGREEN SOLAR, INC.

                FORM OF CERTIFICATE OF THE POWERS, DESIGNATIONS,

                          PREFERENCES AND RIGHTS OF THE

                              SERIES A CONVERTIBLE
                                PREFERRED STOCK,

                            PAR VALUE $0.01 PER SHARE

         Pursuant to Section 151 of the Delaware General Corporation Law

                  Evergreen Solar, Inc., a Delaware corporation (the "Corporation"), does hereby certify that the following resolution, creating a series of 45,000,000 shares of Preferred Stock, was duly adopted by the Board of Directors on March 20, 2003.

                  RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors in accordance with the provisions of the Certificate of Incorporation of the Corporation, there shall be created a series of Preferred Stock, $0.01 par value, which series shall have the following designations and number thereof, powers, preferences, rights, qualifications, limitations and restrictions:

                  1. Designation and Number of Shares. There shall be hereby created and established a series of Preferred Stock designated as "Series A Convertible Preferred Stock" (the "Series A Preferred Stock"). The authorized number of shares of Series A Preferred Stock shall be 44,000,000. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in
Section 10 below.

                  2. Rank. The Series A Preferred Stock shall with respect to (i) the payment of the Liquidation Payment in the event of Liquidation, (ii) the payment of the Sale Payment in the event of a Change of Control and (iii) the payment of dividends rank senior to (x) all classes of common stock of the Corporation (including, without limitation, the Common Stock, par value $0.01 per share, of the Corporation (the "Common Stock")), (y) all classes of preferred stock of the Corporation and (z) each other class or series of Capital Stock of the Corporation hereafter created which does not expressly rank pari passu with or senior to the Series A Preferred Stock (clauses (x), (y) and (z), together, the "Junior Stock").

                  3.       Dividends.

                           (a)      Dividend Rate. The holders of shares of
Series A Preferred Stock shall receive cumulative dividends in cash (except as set forth below) quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each such date, the "Compounding Date") at an annual rate equal to ten percent (10%) of the Accreted Value per share of the Series A Preferred Stock, calculated on the basis of a

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                                                                               2

360-day year, consisting of twelve (12) thirty (30)-day months, which shall accrue on a daily basis from the date of issuance thereof, whether or not declared by the Board of Directors. Dividends payable on shares of Series A Preferred Stock shall be cumulative; therefore, if a full or partial dividend on the shares of Series A Preferred Stock with respect to any quarter is not declared by the Board of Directors, the Corporation shall remain obligated to pay a full dividend with respect to that quarter; provided, however, that any unpaid dividends shall not bear interest. At the election of the Corporation, any accrued and unpaid dividends may be paid in cash at any time. At the election of the Corporation, each dividend on the Series A Preferred Stock may be added to the Accreted Value.

                           (b)      Other Dividends. The Corporation shall not
declare or pay any dividends on, or make any other distributions with respect to, any other shares of Capital Stock unless and until all accrued dividends on the Series A Preferred Stock have been paid in full.

                           (c)      Common Stock Dividends. If the Corporation
declares and pays any dividends on the Common Stock, then, in that event, holders of shares of Series A Preferred Stock shall be entitled to share in such dividends on a pro rata basis, as if their shares have been converted into shares of Common Stock pursuant to Section 7(a) below immediately prior to the record date for determining the stockholders of the Corporation eligible to receive such dividends.

                  4.       Liquidation and Change of Control.

                           (a)      Priority Payment. Upon the occurrence of a
Liquidation, the holders of shares of Series A Preferred Stock shall be paid in cash for each share of Series A Preferred Stock held thereby, out of, but only to the extent of, the assets of the Corporation legally available for distribution to its stockholders, before any payment or distribution is made to any Junior Stock, an amount equal to the greater of (i) the sum of (x) the Accreted Value of such share of Series A Preferred Stock on the date of such Liquidation plus (y) all dividends accrued at the rate and in the manner specified in Section 3(a) since the previous Compounding Date to the date of Liquidation or (ii) the aggregate amount payable in such Liquidation with respect to the number of shares of Common Stock into which such share of Series A Preferred Stock is convertible immediately prior to such Liquidation (the greater of clause (i) or clause (ii), the "Liquidation Payment"). If the assets of the Corporation available for distribution to the holders of shares of Series A Preferred Stock shall be insufficient to permit payment in full to such holders of the aggregate Liquidation Payment, then all of the assets available for distribution to holders of shares of Series A Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

                           (b)      Change of Control. In the event of a Change
of Control, the holders of shares of Series A Preferred Stock shall be paid for each share of Series A Preferred Stock held thereby, before any payment or distribution is made to any Junior Stock, an amount equal to the greater of (i) the sum of (x) the Accreted Value of such

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                                                                               3

share of Series A Preferred Stock on the closing date of such Change of Control plus (y) all dividends accrued at the rate and in the manner specified in
Section 3(a) since the previous Compounding Date to the closing date of such Change of Control or (ii) the aggregate amount payable in such Change of Control with respect to the number of shares of Common Stock into which such share of Series A Preferred Stock is convertible immediately prior to such Change of Control (the greater of clause (i) or clause (ii), the "Sale Payment"). If the assets of the Corporation available for distribution to the holders of shares of Series A Preferred Stock shall be insufficient to permit payment in full to such holders of the aggregate Sale Payment, then all of the assets available for distribution to holders of shares of Series A Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full. Such amount shall be paid in the form of consideration paid in such Change of Control on the closing date of such Change of Control.

                           (c)      No Additional Payment. After the holders of
all shares of Series A Preferred Stock shall have been paid in full the amounts to which they are entitled in Section 4(a) or Section 4(b), as the case may be, the holders of shares of Series A Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation and the remaining assets of the Corporation shall be distributed to the holders of Junior Stock.

                           (d)      Value of Securities. Any securities of the
surviving Person to be delivered to the holders of shares of Series A Preferred Stock pursuant to Section 4(b) and Section 4(c) shall be valued as follows:

                                    (i)      With respect to securities that do
not constitute "restricted securities," as such term is defined in Rule 144(a)(3) promulgated under the Securities Act, the value shall be deemed to be the Market Price of such securities as of three (3) days prior to the date of payment.

                                    (ii)     With respect to securities that
constitute "restricted securities," as such term is defined in Rule 144(a)(3) promulgated under the Securities Act, and that are of the same class or series as securities that are publicly traded, the value shall be deemed to be the Market Price of such securities as of three (3) days prior to the date of payment, as adjusted to make an appropriate discount from such value to reflect the appropriate fair market value thereof, giving appropriate weight, if any, to such restriction as mutually determined by the Board of Directors and the holders of a majority of the shares of Series A Preferred Stock, or if the Board of Directors and the holders of a majority of the shares of Series A Preferred Stock shall fail to agree, at the Corporation's expense by an appraiser chosen by the Board of Directors and reasonably acceptable to the holders of a majority of the shares of Series A Preferred Stock.

                                    (iii)    With respect to securities that
constitute "restricted securities," as such term is defined in Rule 144(a)(3) promulgated under the Securities Act, for which there is no active public market the value shall be deemed to be the Market Price of such securities as of three
(3) days prior to the date of payment, as

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                                                                               4

adjusted to make an appropriate discount from such value to reflect the appropriate fair market value thereof, giving appropriate weight, if any, to such restriction as mutually determined by the Board of Directors and the holders of a majority of the shares of Series A Preferred Stock, or if the Board of Directors and the holders of a majority of the shares of Series A Preferred Stock shall fail to agree, at the Corporation's expense by an appraiser chosen by the Board of Directors and reasonably acceptable to the holders of a majority of the shares of Series A Preferred Stock.

                           (e)      Notice. Written notice of a Liquidation or a
Change of Control stating a payment or payments and the place where such payment or payments shall be payable, shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight mail or sent by telecopier, not less than ten (10) days prior to the earliest payment date stated therein, to the holders of record of shares of Series A Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

                  5.       Voting Rights; Election of Directors.

                           (a)      General. In addition to the voting rights to
which the holders of Series A Preferred Stock are entitled under or granted by Delaware law, the holders of Series A Preferred Stock shall be entitled to vote, in person or by proxy, at a special or annual meeting of stockholders on all matters entitled to be voted on by holders of shares of Common Stock voting together as a single class with the Common Stock (and with other shares entitled to vote thereon, if any). With respect to any such vote, each share of Series A Preferred Stock shall entitle the holder thereof to cast that number of votes as is equal to the number of votes that such holder would be entitled to cast had such holder converted its shares of Series A Preferred Stock into shares of Common Stock pursuant to Section 7(a) below on the record date for determining the stockholders of the Corporation eligible to vote on any such matters; provided, that the number of votes to which any such holder of Series A Preferred Stock is entitled, in its capacity as such, shall at no time exceed
(i) the aggregate number of shares of Common Stock that such holder would be entitled to receive had such holder converted its shares of Series A Preferred Stock into shares of Common Stock pursuant to Section 7(a) below on the record date for determining the stockholders of the Corporation eligible to vote on any such matters, without giving effect to any adjustments to the Conversion Price occurring after the Closing Date other than any such adjustments resulting from the events described in Section 7(e)(i), multiplied by (ii) the Vote Per Share, or such greater number of votes that is then permitted by the rules of The Nasdaq Stock Market, Inc. (or, if the Corporation's Common Stock is quoted or listed on a different exchange, such greater number of votes that is then permitted by the rules of such exchange).

                           (b)      Major Actions. Notwithstanding anything to
the contrary set forth in the Certificate of Incorporation, the By-laws of the Corporation or otherwise,

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so long as _______________(1) shares (subject to adjustment for the events described in Section 7(e)(i)) of Series A Preferred Stock remain outstanding, neither the Corporation, the Board of Directors nor the stockholders of the Corporation shall approve, consent to or ratify any of the following options without the affirmative vote or written consent of the holders of sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of Series A Preferred Stock, voting as a separate class:

                                    (i)      any amendment, modification or
restatement of the Certificate of Incorporation, including the Certificate of Designations of the Series A Preferred Stock, or the By-laws of the Corporation that would adversely affect the rights, preferences, powers (including, without limitation, voting powers) and privileges of the Series A Preferred Stock;

                                    (ii)     the issuance, reservation for
issuance or authorization of any Capital Stock of the Corporation or any right or option to acquire shares of Capital Stock ranking pari passu with or senior to the shares of Series A Preferred Stock or any increase or decrease in the authorized number of shares of Series A Preferred Stock;

                                    (iii)    the redemption of any Junior Stock
other than the repurchase of unvested stock options or restricted stock from employees, officers, directors, or consultants of the Corporation upon termination of service;

                                    (iv)     any declaration, distribution or
payment of any dividend or other distribution to any Junior Stock;

                                    (v)      the incurrence, assumption or
guarantee by the Corporation or any Subsidiary of the Corporation of any form of Indebtedness in excess of $1,000,000 individually or $3,000,000 in the aggregate, other than a working capital line of credit in an aggregate amount not to exceed $5,000,000; and

                                    (vi)     any amendment to this Section 5(c).

                  6.       Preemptive Rights.

                           (a)      So long as _______________(2) shares
(subject to adjustment for the events described in Section 7(e)(i)) of Series A Preferred Stock remain

-------------------
(1) Number will be (i) the total number of shares issued to the Series A Preferred at Closing multiplied by (ii) a fraction, the numerator of which is 6 and the denominator of which is the total amount of capital invested by the Series A Preferred at Closing. For example, if $29.475 million is invested, this number will represent 6/30.625, or approximately 20%, of the total number of shares issued at Closing.

(2) Number will be (i) the total number of shares issued to the Series A Preferred at Closing multiplied by (ii) a fraction, the numerator of which is 6 and the denominator of which is the total amount of capital invested by the Series A Preferred at Closing. For example, if $30.625 million is invested, this number will represent 6/30.625, or approximately 20%, of the total number of shares issued at Closing.

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outstanding, the Corporation shall not issue or sell any shares of Capital Stock
(the securities issued in such transactions being referred to as the "Newly Issued Securities"), unless prior to the issuance or sale of such Newly Issued Securities each holder of Series A Preferred Stock shall have been given the opportunity (such opportunity being herein referred to as the "Preemptive
Right") to purchase (on the same terms as such Newly Issued Securities are proposed to be sold) the same proportion of such Newly Issued Securities being issued or offered for sale by the Corporation as (x) the number of shares of Common Stock (calculated solely on account of outstanding Series A Preferred Stock on an as converted basis) held by such holder on the day preceding the date of the Preemptive Notice (as defined below) bears to (y) the total number of shares of Common Stock (calculated on a fully diluted basis with respect to the Series A Preferred Stock and any other Common Stock Equivalents which are
"in the money") outstanding on the day preceding the date of the Preemptive Notice. Each holder of Series A Preferred Stock shall have the right to assign, in whole or in part, its Preemptive Right to purchase its pro rata share of such Newly Issued Securities to any one or more of its Affiliates.

                           (b)      At least thirty (30) days prior to the
issuance by the Corporation of any Newly Issued Securities, the Corporation shall give written notice thereof (the "Preemptive Notice") to each holder of Series A Preferred Stock. The Preemptive Notice shall specify (i) the name and address of the bona fide investor to whom the Corporation proposes to issue or sell Newly Issued Securities, (ii) the total amount of capital to be raised by the Corporation pursuant to the issuance or sale of Newly Issued Securities,
(iii) the number of such Newly Issued Securities proposed to be issued or sold,
(iv) the price and other terms of their proposed issuance or sale, (v) the number of such Newly Issued Securities which such holder is entitled to purchase (determined as provided in subsection (a) above), and (vi) the period during which such holder may elect to purchase such Newly Issued Securities, which period shall extend for at least thirty (30) days following the receipt by such holder of the Preemptive Notice (the "Preemptive Acceptance Period"). Each holder of Series A Preferred Stock who desires to purchase Newly Issued Securities shall notify the Corporation within the Preemptive Acceptance Period of the number of Newly Issued Securities such holder wishes to purchase, as well as the number, if any, of additional Newly Issued Securities such holder would be willing to purchase in the event that all of the Newly Issued Securities subject to the Preemptive Right are not subscribed for by the other holders of Series A Preferred Stock.

                           (c)      After the conclusion of the Preemptive
Acceptance Period, any Newly Issued Securities which none of the holders elect to purchase in accordance with the provisions of this Section 6 may be sold by the Corporation, within a period of four (4) months after the expiration of the Preemptive Acceptance Period, to any other Person or Persons at not less than the price and upon other terms and conditions not less favorable to the Corporation than those set forth in the Preemptive Notice.

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                           (d)      The term "Newly Issued Securities" shall not
include:

                                    (i)      Shares of Common Stock issued upon
the conversion of shares of Series A Preferred Stock;

                                    (ii)     Shares of Common Stock issued upon
the exercise of the Beacon Warrant;

                                    (iii)    Shares of Common Stock issued or
issuable upon the exercise of any options that were outstanding under any of the Stock Option Plans as of the Closing Date;

                                    (iv)     Options to purchase shares of
Common Stock issued to employees, consultants or strategic partners of the Corporation and approved by the Board of Directors after the Closing Date;

                                    (v)      Shares of Common Stock issued or
issuable upon the exercise of any options described in clause (iv) above;

                                    (vi)     Shares of Common Stock issued or
issuable pursuant to Section 7(h) hereof;

                                    (vii)    Shares of Capital Stock issued in
connection with acquisitions, mergers or business combination transactions approved by the Board of Directors; and

                                    (viii)   Shares of Capital Stock issued by
the Corporation in a public offering pursuant to a registration statement filed under the Securities Act.

                  7.       Conversion and Redemption.

                           (a)      Conversion at Option of Holder. Any holder
of shares of Series A Preferred Stock shall have the right, at its option, at any time and from time to time, to convert, subject to the terms and provisions of this Section 7, any or all of such holder's shares of Series A Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is equal to the product of (i) the number of shares of Series A Preferred Stock being so converted multiplied by (ii) the quotient of (x) the sum of the Accreted Value plus all dividends accrued at the rate and in the manner specified in Section 3(a) since the previous Compounding Date divided by (y) the conversion price of $____(3) per share, subject to adjustment as provided in
Section 7(e) below (the "Conversion Price"). Such conversion right shall be exercised by the surrender of certificate(s) representing the shares of Series A Preferred Stock to be converted to the Corporation at any time during usual business hours at its principal place of business maintained by it (or such other office or agency of the Corporation as the

------------------
(3)  Will equal the purchase price per share of the Series A Preferred Stock.

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Corporation may designate by notice in writing to the holders of shares of
Series A Preferred Stock), accompanied by written notice that the holder elects to convert such shares of Series A Preferred Stock and specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued and (if so required by the Corporation) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation duly executed by the holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to Section 7(k) below.

                           (b)      Conversion at Option of the Corporation. The
Corporation shall not have any right to convert any shares of the Series A Preferred Stock on or prior to the second anniversary of the Closing Date. If, on any date after the second anniversary of the Closing Date, the average of the Market Price for a share of Common Stock for the trailing 180 consecutive trading days is at least $7.50 (subject to adjustment for the events described in Section 7(e)(i)), the Corporation shall have the right, at its option, to convert, subject to the terms and provisions of this Section 7, all, but not less than all, of the outstanding shares of Series A Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is equal to the product of (i) the number of shares of Series A Preferred Stock being so converted multiplied by (ii) the quotient of (x) the sum of the Accreted Value plus all dividends accrued at the rate and in the manner specified in Section 3(a) since the previous Compounding Date divided by (y) the Conversion Price. Written notice by the Corporation that the Corporation elects to convert such shares of Series A Preferred Stock pursuant to this Section 7(b) shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight mail or sent by telecopier to the holders of record of the shares of Series A Preferred Stock, such notice to be addressed to each such holder at its address as shown in the records of the Corporation. Upon receipt of such notice from the Corporation, each holder of shares of Series A Preferred Stock shall promptly surrender to the Corporation at any time during usual business hours at its principal place of business maintained by it (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of shares of Series A Preferred Stock), specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued and (if so required by the Corporation) accompanied by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation duly executed by the holder or its duly authorized legal representative and transfer tax stamps or funds therefore, if required pursuant to Section 7(k) below.

                           (c)      Surrender of Certificates; Delivery of
Shares. All certificates representing shares of Series A Preferred Stock surrendered for conversion shall be delivered to the Corporation for cancellation and canceled by it. As promptly as practicable after the surrender of any shares of Series A Preferred Stock, but in any event within seven (7) days of the receipt of such certificates, the Corporation shall (subject to compliance with the applicable provisions of federal and state securities laws) deliver to the holder of such shares so surrendered certificate(s) representing the number of fully paid and nonassessable shares of Common Stock into which such shares are entitled to be converted. At the time of the surrender of such certificate(s), the Person in whose name

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any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to be the holder of record of such shares of Common Stock on such date, notwithstanding that the share register of the Corporation shall then be closed or that the certificates representing such Common Stock shall not then be actually delivered to such Person.

                           (d)      Termination of Rights. On the date of
conversion pursuant to Section 7(a) or Section 7(b) above, all rights with respect to the shares of Series A Preferred Stock so converted, including the rights, if any, to receive notices and vote, shall terminate, except only the rights of holders thereof to (i) receive certificates for the number of shares of Common Stock into which such shares of Series A Preferred Stock have been converted and (ii) exercise the rights to which they are entitled as holders of Common Stock.

                           (e)      (i)      Dividend, Subdivision, Combination
or Reclassification of Common Stock. In the event that the Corporation shall, at any time or from time to time prior to conversion of shares of Series A Preferred Stock, (w) pay a dividend or make a distribution on the outstanding shares of Common Stock payable in Common Stock, (x) subdivide the outstanding shares of Common Stock into a larger number of shares, (y) combine the outstanding shares of Common Stock into a smaller number of shares or (z) issue any shares of its Capital Stock in a reclassification of the Common Stock (other than any such event for which an adjustment is made pursuant to another clause of this Section 7(e)), then, and in each such case, the Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Series A Preferred Stock been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 7(e)(i) shall become effective retroactively (x) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution or (y) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

                                    (ii)     Issuance of Common Stock or Common
Stock Equivalent below Conversion Price.

                                             (A)      If the Corporation shall,
at any time or from time to time prior to conversion of shares of Series A Preferred Stock, issue or sell any shares of Common Stock or Common Stock Equivalents at a price per share of Common Stock (the "New Issue Price") that is less than the Conversion Price then in effect as of the record date or Issue Date (as defined below), as the case may be (the "Relevant Date") (treating the price per share of Common Stock, in the case of the issuance of any

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                                                                              10

Common Stock Equivalent, as equal to (i) the sum of the price for such Common Stock Equivalent plus any additional consideration payable (without regard to any anti-dilution adjustments) upon the conversion, exchange or exercise of such Common Stock Equivalent divided by (ii) the number of shares of Common Stock initially underlying such Common Stock Equivalent), other than (x) issuances or sales for which an adjustment is made pursuant to another clause of this Section 7(e) and (y) issuances in connection with an Excluded Transaction, then, and in each such case, the Conversion Price then in effect shall be adjusted to equal the New Issue Price.

                                             (B)      Such adjustment shall be
made whenever such shares of Common Stock or Common Stock Equivalents are issued, and shall become effective retroactively (x) in the case of an issuance to the stockholders of the Corporation, as such, to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such shares of Common Stock or Common Stock Equivalents and
(y) in all other cases, on the date (the "Issue Date") of such issuance; provided, however, that the determination as to whether an adjustment is required to be made pursuant to this Section 7(e)(ii) shall be made upon the issuance of such shares of Common Stock or Common Stock Equivalents, and not upon the issuance of any security into which the Common Stock Equivalents convert, exchange or may be exercised.

                                             (C)      In case at any time any
shares of Common Stock or Common Stock Equivalents or any rights or options to purchase any shares of Common Stock or Common Stock Equivalents shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock or Common Stock Equivalents or any rights or options to purchase any Common Stock or Common Stock Equivalents shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair market value of such consideration, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Corporation in connection therewith, as determined by the Board of Directors in good faith.

                                             (D)      If any Common Stock
Equivalents (or any portions thereof) which shall have given rise to an adjustment pursuant to this Section 7(e)(ii) shall have expired or terminated without the exercise thereof and/or if by reason of the terms of such Common Stock Equivalents there shall have been an increase or increases, with the passage of time or otherwise, in the price payable upon the exercise or conversion thereof, then the Conversion Price hereunder shall be readjusted (but to no greater extent than originally adjusted) in order to (A) eliminate from the computation any additional shares of Common Stock corresponding to such Common Stock Equivalents as shall have expired or terminated, (B) treat the additional shares of Common Stock, if any, actually issued or issuable pursuant to the previous exercise of

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                                                                              11

such Common Stock Equivalents as having been issued for the consideration actually received and receivable therefor and (C) treat any of such Common Stock Equivalents which remain outstanding as being subject to exercise or conversion on the basis of such exercise or conversion price as shall be in effect at the time.

                                    (iii)    Certain Distributions. In case the
Corporation shall, at any time or from time to time prior to conversion of shares of Series A Preferred Stock, distribute to all holders of shares of the Common Stock (including any such distribution made in connection with a merger or consolidation in which the Corporation is the resulting or surviving Person and the Common Stock is not changed or exchanged) cash, evidences of Indebtedness of the Corporation or another issuer, securities of the Corporation or another issuer or other assets (excluding dividends payable in shares of Common Stock for which adjustment is made under another paragraph of this
Section 7(e), any distribution that also is made to the holders of Series A Preferred Stock on an as-converted basis and any distribution in connection with an Excluded Transaction) or rights or warrants to subscribe for or purchase of any of the foregoing, then, and in each such case, the Conversion Price then in effect shall be adjusted (and any other appropriate actions shall be taken by the Corporation) by multiplying the Conversion Price in effect immediately prior to the date of such distribution by a fraction (x) the numerator of which shall be the Current Market Price of the Common Stock immediately prior to the date of distribution less the then fair market value (as determined by the Board of Directors in the exercise of their fiduciary duties) of the portion of the cash, evidences of Indebtedness, securities or other assets so distributed or of such rights or warrants applicable to one share of Common Stock and (y) the denominator of which shall be the Current Market Price of the Common Stock immediately prior to the date of distribution (but such fraction shall not be greater than one); provided, however, that no adjustment shall be made with respect to any distribution of rights or warrants to subscribe for or purchase securities of the Corporation if the holder of shares of Series A Preferred Stock would otherwise be entitled to receive such rights or warrants upon conversion at any time of shares of Series A Preferred Stock into Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution.

                                    (iv)     Other Changes. In case the
Corporation, at any time or from time to time prior to the conversion of shares of Series A Preferred Stock, shall take any action affecting its Common Stock similar to or having an effect similar to any of the actions described in Sections 7(e)(i), (ii) or (iii) above or Section 7(h) below (but not including any action described in any such Section) and the Board of Directors in good faith determines that it would be equitable in the circumstances to reduce the Conversion Price as a result of such action, then, and in each such case, the Conversion Price shall be reduced in such manner and at such time as the Board of Directors in good faith determines would be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the holders of shares of Series A Preferred Stock).

                           (f)      Abandonment. If the Corporation shall take a
record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then no adjustment in the Conversion Price shall be required by reason of the taking of such record.

                           (g)      Certificate as to Adjustments. Upon any
adjustment in the Conversion Price, the Corporation shall within a reasonable period (not to exceed ten (10) Business Days) following any of the foregoing transactions deliver to each registered holder of shares of Series A Preferred Stock a certificate, signed by (i) the Chief Executive Officer of the Corporation and (ii) the Chief Financial Officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Price then in effect following such adjustment.

                           (h)      Reorganization, Reclassification. In case of
any merger, consolidation or other business combination transaction of the Corporation (other than a Change of Control) or any capital reorganization, reclassification or other change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value) (each, a "Transaction"), the Corporation shall execute and deliver to each holder of shares of Series A Preferred Stock at least ten (10) Business Days prior to effecting such Transaction a certificate, signed by (i) the Chief Executive Officer of the Corporation and (ii) the Chief Financial Officer of the Corporation, stating that the holder of each share of Series A Preferred Stock shall have the right to receive in such Transaction, in exchange for each share of Series A Preferred Stock, a security identical to (and not less favorable than) the Series A Preferred Stock, and provision shall be made therefor in the agreement, if any, relating to such Transaction. Any certificate delivered pursuant to this Section 7(h) shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 7. The provisions of this Section 7(h) and any equivalent thereof in any such certificate similarly shall apply to successive Transactions.

                           (i)      Notices. In case at any time or from time to
time:

                                    (w)      the Corporation shall declare a
dividend (or any other distribution) on its shares of Common Stock;

                                    (x)      the Corporation shall authorize the
granting to the holders of its Common Stock rights or warrants to subscribe for or purchase any shares of Capital Stock of any class or of any other rights or warrants; or

                                    (y)      there shall be any Transaction,

then the Corporation shall mail to each holder of shares of Series A Preferred Stock at such holder's address as it appears on the transfer books of the Corporation, as promptly as possible but in any event at least ten (10) days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or granting of rights or warrants are to be determined, or (B) the date on which such Transaction is expected to become effective and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for shares of stock or other securities or property or cash deliverable upon such Transaction. Notwithstanding the foregoing, in the case of any event to which Section 7(h) above is applicable, the Corporation shall also deliver the certificate described in Section 7(h) above to each holder of shares of Series A Preferred Stock at least ten (10) Business Days' prior to effecting such reorganization or reclassification as aforesaid.

                           (j)      Reservation of Common Stock. The Corporation
shall at all times reserve and keep available for issuance upon the conversion of shares of Series A Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series A Preferred Stock, and shall take all action to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series A Preferred Stock; provided, that the holders of shares of Series A Preferred Stock shall vote such shares in favor of any such action that requires a vote of stockholders.

                           (k)      No Conversion Tax or Charge. The issuance or
delivery of certificates for Common Stock upon the conversion of shares of Series A Preferred Stock shall be made without charge to the converting holder of shares of Series A Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or (subject to compliance with the applicable provisions of federal and state securities laws) in such names as may be directed by, the holders of the shares of Series A Preferred Stock so converted; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of Series A Preferred Stock so converted, and the Corporation shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

                           (l)      Limitations on Conversions. Each holder of
the Series A Preferred Stock's right to convert its shares of Series A Preferred Stock into shares of Common Stock shall not be limited by any notice delivered by the Corporation of any Change of Control or other event that notwithstanding this subsection (l) shall purport to limit such conversion right.

                           (m)      Redemption. The shares of Series A Preferred
Stock shall not be redeemed or subject to redemption, whether at the option of the Corporation or any holder thereof, or otherwise.

                  8. Certain Remedies. Any registered holder of shares of Series A Preferred Stock shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Certificate of Designations and to enforce specifically the terms and provisions of this Certificate of Designations in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity.

                  9. Business Day. If any payment shall be required by the terms hereof to be made on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

                  10. Definitions. As used in this Certificate of Designations, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

                  "Accreted Value" means, as of any date, with respect to each share of Series A Preferred Stock, $______ (subject to adjustment for the events described in Section 7(e)(i)), plus the amount of dividends that have accrued, compounded and been added thereto to such date pursuant to Section 3(a) hereof.

                  "Affiliate" means any Person who is an "affiliate" as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

                  "Board of Directors" means the Board of Directors of the Corporation.

                  "Business Day" means any day except a Saturday, a Sunday, or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

                  "By-Laws" means the by-laws of the Corporation in effect on the Closing Date, as the same may be amended from time to time.

                  "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person's capital stock (including, without limitation, common stock and preferred stock) and any and all rights, warrants or options exchangeable for or convertible into such capital stock.

                  "Certificate of Designations" means this Certificate of Designations relating to the powers, designations, preferences and rights of the Series A Preferred Stock.

                  "Certificate of Incorporation" means the Fourth Amended and Restated Certificate of Incorporation of the Company in effect on the Closing Date, as the same may be amended from time to time.

                  "Change of Control" means (i) any merger, consolidation or other business combination transaction (or series of related transactions) in which the stockholders owning a majority of the voting securities of the Corporation prior to such transaction do not own a majority of the voting securities of the surviving entity, (ii) any tender offer, exchange offer or other transaction whereby any person or "group" other than the holders of shares of Series A Preferred Stock obtains a majority of the outstanding shares of Common Stock, (iii) a sale of all or substantially all of the assets of the Corporation, (iv) any proxy contest in which a majority of the Board of Directors of the Corporation (or persons appointed by the Board of Directors) prior to such contest do not constitute a majority of the Corporation's Board of Directors after such contest or (v) any other transaction described in any stockholder rights agreement or "poison pill," if any, to which the Corporation is party, which may permit the holders of any rights or similar certificates to exercise the rights evidenced thereby.

                  "Closing Date" means ____________, 2003.

                  "Commission" means the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

                  "Common Stock" shall have the meaning ascribed to it in
Section 2 hereof.

                  "Common Stock Equivalent" means any security or obligation which is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for shares of Common Stock, including, without limitation, the Series A Preferred Stock, and any option, warrant or other subscription or purchase right with respect to Common Stock or any Common Stock Equivalent.

                  "Compounding Date" shall have the meaning ascribed to it in
Section 3(a) hereof.

                  "Contingent Obligation" means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, guaranty, letter of credit or other obligation, contractual or otherwise (the "primary obligation") of another Person (the "primary obligor"), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.

                  "Conversion Price" shall have the meaning ascribed to it in
Section 7(a) hereof.

                  "Corporation" shall have the meaning ascribed to it in the first paragraph of this Certificate of Designations.

                  "Current Market Price" per share of Capital Stock of any Person means, as of the date of determination, (a) the average of the daily Market Price under clause (a), (b) or (c) of the definition thereof of such Capital Stock during the immediately preceding thirty (30) trading days ending on such date, and (b) if such Capital Stock is not then listed or admitted to trading on any national securities exchange or quoted in the over-the-counter market, then the Market Price under clause (d) of the definition thereof on such date.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

                  "Excluded Transaction" means (a) any issuance of Common Stock pursuant to the exercise of any options that were outstanding under any of the Stock Option Plans as of the Closing Date, (b) any issuance of options to employees, consultants or strategic partners of the Corporation approved by the Board of Directors after the Closing Date, or any issuance of Common Stock pursuant to the exercise of such options, (c) any issuance of Common Stock (i) upon the conversion of shares of Series A Preferred Stock, (ii) as a dividend on shares of Series A Preferred Stock, (iii) upon the exercise of the Beacon Warrant or (iv) upon conversion or exercise of any Common Stock Equivalents, and
(d) any issuance of Common Stock in connection with any Liquidation Payment or any Sale Payment.

                  "GAAP" means United States generally accepted accounting principles in effect from time to time.

                  "Governmental Authority" means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

                  "Indebtedness" means, as to any Person, (a) all obligations of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured), (b) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (c) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (f) all indebtedness secured by any Lien (other than Liens in favor of lessors under leases other than leases included in clause (e)) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, and (g) any Contingent Obligation of such Person.

                  "Issue Date" shall have the meaning ascribed to it in Section 7(e)(ii) hereof.

                  "Junior Stock" shall have the meaning ascribed to it in
Section 2 hereof.

                  "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever.

                  "Liquidation" means the voluntary or involuntary liquidation under applicable bankruptcy or reorganization legislation, or the dissolution or winding up of the Corporation.

                  "Liquidation Payment" shall have the meaning ascribed to it in
Section 4(a) hereof.

                  "Market Price" means, with respect to the Capital Stock of any Person, as of the date of determination, (a) if such Capital Stock is listed on a national securities exchange, the closing price per share of such Capital Stock on such date published in The Wall Street Journal (National Edition) or, if no such closing price on such date is published in The Wall Street Journal (National Edition), the average of the closing bid and asked prices on such date, as officially reported on the principal national securities exchange on which such Capital Stock is then listed or admitted to trading; or (b) if such Capital Stock is not then listed or admitted to trading on any national securities exchange but is designated as a national market system security by the National Association of Securities Dealers, Inc., the last trading price of such Capital Stock on such date; or (c) if there shall have been no trading on such date or if such Capital Stock is not designated as a national market system security by the National Association of Securities Dealers, Inc., the average of the reported closing bid and asked prices of such Capital Stock on such date as shown by the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System and reported by any member firm of the New York Stock Exchange selected by the Corporation; or (d) if none of (a), (b) or (c) is applicable, a market price per share determined mutually by the Board of Directors (acting in good faith pursuant to the exercise of its fiduciary duties) and the holders of a majority of the shares of Series A Preferred Stock or, if the Board of Directors and the holders of a majority of the shares of Series A Preferred Stock shall fail to agree, at the Corporation's expense by an appraiser chosen by the Board of Directors

(acting in good faith pursuant to the exercise of its fiduciary duties) and reasonably acceptable to the holders of a majority of the shares of Series A Preferred Stock. Any determination of the Market Price by an appraiser shall be based on a valuation of the Corporation as an entirety without regard to any discount for minority interests or disparate voting rights among classes of Capital Stock.

                  "New Issue Price" shall have the meaning ascribed to it in
Section 7(e)(ii) hereof.

                  "Newly Issued Securities" shall have the meaning ascribed to it in Section 6(a) hereof.

                  "Person" means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

                  "Preemptive Acceptance Period" shall have the meaning ascribed to it in Section 6(b) hereof.

                  "Preemptive Notice" shall have the meaning ascribed to it in
Section 6(b) hereof.

                  "Preemptive Right" shall have the meaning ascribed to it in
Section 6(a) hereof.

                  "Relevant Date" shall have the meaning ascribed to it in
Section 7(e)(ii) hereof.

                  "Sale Payment" shall have the meaning ascribed to it in
Section 4(b) hereof.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

                  "Series A Preferred Stock" shall have the meaning ascribed to it in Section 1 hereof.

                  "Stock Option Plans" means the Corporation's stock option plans and employee purchase plans approved by the Board of Directors, pursuant to which shares of restricted stock and options to purchase shares of Common Stock are reserved and available for grant to officers, directors, employees and consultants of the Corporation.

                  "Transaction" shall have the meaning ascribed to it in Section 7(h) hereof.

                  "Vote Per Share" means [        ](4).

                  [Remainder of page intentionally left blank]

--------------------
(4) This will be a number equal to (i) the purchase price per share of the Series A Preferred Stock divided by (ii) the Market Price of the Common Stock for the five (5) consecutive trading days immediately prior to the Closing Date.

                  IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations as of __________, 2003.

                                             EVERGREEN SOLAR, INC.

                                             By: _______________________________
                                                 Name: Mark A. Farber
                                                 Title: Chief Executive Officer